SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2005

Charter Communications Holdings, LLC
Charter Communications Holdings Capital Corporation
(Exact name of registrants as specified in their charters)

Delaware
Delaware
(State or Other Jurisdiction of Incorporation or Organization)

333-77499 333-77499-01	43-1843179 43-1843177
(Commission File Number)	(I.R.S. Employer Identification Number)

12405 Powerscourt Drive
St. Louis, Missouri   63131
(Address of principal executive offices including zip code)

(314) 965-0555
(Registrants' telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On May 20, 2005, Charter Communications, Inc. ("Charter"), the indirect parent company and manager of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation, entered into an amendment (the "Amendment") to the Stipulation of Settlement, dated January 24, 2005 (the "Stipulation"), which set forth the terms of settlement of certain class action lawsuits filed against Charter and more fully described in our previously-filed reports. The Stipulation contemplates that, in full and final settlement of all claims, Charter will cause its insurers to pay $64 million in cash consideration to the plaintiffs in the class actions and that Charter shall pay an additional $80 million to the plaintiffs in the form of the following securities (the "Settlement Securities"): (a) Charter Class A common stock having an aggregate value of $40 million, with the value per share to be determined pursuant to a formula set forth in the Stipulation, and (b) warrants to purchase Charter common stock having an aggregate value of $40 million, with the number of warrants to be determined pursuant to a formula set forth in the Stipulation.

The Amendment grants Charter the option, at its sole discretion, to satisfy its obligation to issue the Settlement Securities under the Stipulation with cash, on a dollar for dollar basis, instead of issuing some or all of the Settlement Securities.

Charter has not yet made a determination whether to issue the Settlement Securities or to substitute cash (in whole or in part) in lieu thereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation have duly caused this Current Report to be signed on their behalf by the undersigned hereunto duly authorized.

CHARTER COMMUNICATIONS HOLDINGS, LLC
Registrant
By: CHARTER COMMUNICATIONS, INC., Sole Manager

Dated: May 20, 2005

By: /s/ Kevin D. Howard Name: Kevin D. Howard Title: Vice President of Finance

CHARTER COMMUNICATIONS HOLDINGS CAPITAL CORPORATION
Registrant

Dated: May 20, 2005

By: /s/ Kevin D. Howard Name: Kevin D. Howard Title: Vice President of Finance